Exhibit 99.1
LNB Bancorp, Inc. to Announce Results of Special Meeting of Shareholders on March 28, 2008
     LORAIN, Ohio—(BUSINESS WIRE)—March 25, 2008—LNB Bancorp, Inc. (NASDAQ:LNBB), as previously announced during its March 18, 2008 Special Meeting of Shareholders, will reconvene the Special Meeting at 2:00 p.m. EDT on March 28, 2008 at the offices of IVS Associates, Inc., the independent inspector of elections, located at 1925 Lovering Avenue, Wilmington, Delaware, for the sole purpose of receiving the results of voting for the Special Meeting. After receiving the results from IVS Associates, LNB will issue a press release announcing those results to its shareholders.
     About LNB Bancorp, Inc.
     LNB Bancorp, Inc. is a $1.1 billion financial holding company. Its major subsidiary, The Lorain National Bank, is a full-service commercial bank, specializing in commercial, personal banking services, residential mortgage lending and investment and trust services. The Lorain National Bank and Morgan Bank serve customers through 21 retail-banking locations and 29 ATMs in Lorain, eastern Erie, western Cuyahoga and Summit counties. North Coast Community Development Corporation is a wholly owned subsidiary of The Lorain National Bank. Brokerage services are provided by the bank through an agreement with Investment Centers of America. For more information about LNB Bancorp, Inc., and its related products and services or to view its filings with the Securities and Exchange Commission, visit us at http://www.4lnb.com.
     This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Terms such as “will,” “should,” “plan,” “intend,” “expect,” “continue,” “believe,” “anticipate” and “seek,” as well as similar expressions, are forward-looking in nature. Actual results and events may differ materially from those expressed or anticipated as a result of risks and uncertainties which include fluctuations in interest rates, inflation, government regulations, and economic conditions and competition in the geographic and business areas in which LNB Bancorp, Inc. conducts its operations, as well as the risks and uncertainties described from time to time in LNB Bancorp’s reports as filed with the Securities and Exchange Commission. We undertake no obligation to review or update any forward-looking statements, whether as a result of new information, future events or otherwise.
     CONTACT: For LNB Bancorp, Inc.
          W. John Fuller, 216-978-7643